Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statements No. 333-103721 on Form S-3 and No. 333-60810 and 333-127495 on Form S-8 of our report dated February 27, 2009 (April 3, 2009 as to Note 17), relating to the financial statements of California Water Service Group and subsidiaries, and the effectiveness of California Water Service Group and subsidiaries’ internal control over financial reporting, appearing in this Current Report on Form 8-K.
/s/ Deloitte & Touche LLP
San Francisco, California
April 3, 2009